Exhibit 4.4

RE/MAX HOLDINGS, INC.

2023 OMNIBUS INCENTIVE PLAN

1.             Purposes of the Plan. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company.

2.             Definitions. The following definitions shall apply as used herein and in the individual Award Agreements, except as defined otherwise in an individual Award Agreement. If a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a)            “Administrator” means the Board or any Committee appointed to administer the Plan.

(b)           “Applicable Laws” means the requirements applicable to the Plan and Awards under (i) any U.S. or non-U.S. federal, state or local law, statute, ordinance, rule, regulation or published administrative guidance or position, (ii) the rules of any stock exchange or national market system and (iii) generally accepted accounting principles or international financial reporting standards.

(c)           “Award” means an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or Other Award.

(d)           “Award Agreement” means the written agreement or other instrument evidencing the grant of an Award, including any amendments thereto.

(e)            “Beneficial Ownership” has the meaning defined in Rule 13d-3 under the Exchange Act.

(f)            “Board” means the Board of Directors of the Company.

(g)           “Cause” means, with respect to the termination by the Company or a Related Entity of a Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity, (ii) dishonesty, misconduct or breach of any agreement with, or written policy of, the Company or a Related Entity or (iii) commission of, or indictment for, a felony or a crime involving dishonesty, breach of trust or physical or emotional harm.

(h)           “Change in Control” means the occurrence of any of the following events:

(i)              the acquisition by any Person of Beneficial Ownership of securities possessing more than 50% of the total combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this Subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company; (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (3) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection (ii) below;

(ii)             consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities that had Beneficial Ownership of the Company’s outstanding securities immediately prior to such Corporate Transaction have Beneficial Ownership, directly or indirectly, of more than 50% of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s then outstanding equity securities and the combined voting power of the then outstanding voting securities, (B) no Person (excluding any employee benefit plan or related trust of the Company, a Related Entity or a corporation or other entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board (as defined in Subsection (iii)) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(iii)            individuals who, as of the date the Plan was adopted, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date the Plan was adopted whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 2/3 of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

With respect to Awards that are “deferred compensation” under Section 409A of the Code, to the extent necessary to avoid incurring adverse tax consequences under Section 409A of the Code with respect to such Awards, each of the foregoing events shall only be deemed to be a Change in Control for purposes of the Plan to the extent such event qualifies as a “change in control event” for purposes of Section 409A of the Code.

(i)             “Code” means the Internal Revenue Code of 1986.

(j)             “Committee” means the Compensation Committee of the Board or any other committee composed of members of the Board that is appointed by the Board or the Compensation Committee of the Board to administer the Plan and constituted in accordance with Applicable Laws. Once appointed, the Committee shall continue to serve in its designated capacity until otherwise directed by the Board or the Committee.

(k)            “Company” means RE/MAX Holdings, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(l)             “Consultant” means any natural person and other permitted recipients under the Applicable Laws (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(m)           “Continuous Service” means that the provision of services to the Company and any Related Entities in any capacity as an Employee, Director or Consultant is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company or any Related Entity in any capacity as an Employee, Director or Consultant or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity as an Employee, Director or Consultant (in each case, except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award. An approved leave of absence shall include sick leave, military leave or any other authorized personal leave. For purposes of an Incentive Stock Option, if such leave exceeds three months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then employment will be deemed terminated on the first day immediately following such three-month period and the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the date that is three months and one day following such deemed termination of employment.

(n)           “Director” means a member of the Board or the board of directors or board of managers of any Related Entity.

(o)           “Disability” means such term (or word of like import) as defined under the long-term disability policy of the Company or the Related Entity to which a Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides services does not have a long-term disability policy in place, “Disability” means that the Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than 90 consecutive days. A Grantee will not be considered to have incurred a Disability unless the Grantee furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(p)           “Dividend Equivalent Right” means a right granted under the Plan entitling the Grantee to compensation measured by dividends paid to stockholders with respect to Shares.

(q)           “Employee” means any employee of the Company or any Related Entity.

(r)            “Exchange Act” means the Securities Exchange Act of 1934.

(s)            “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i)              if the Shares are listed on one or more established stock exchanges or national market systems, the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported);

(ii)             if the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the closing sales price for a Share as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported); or

(iii)            in the absence of an established market for the Shares of the type described in (i) and (ii) above, the Fair Market Value shall be determined by the Administrator in good faith and in a manner consistent with Applicable Laws.

(t)            “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan (and any permitted transferee of an Award or Shares).

(u)           “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(v)           “Non-Qualified Stock Option” means an Option that is not intended to, or that does not, qualify as an incentive stock option within the meaning of Section 422 of the Code.

(w)           “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act.

(x)            “Option” means an option to purchase Shares granted under the Plan.

(y)           “Other Award” means an entitlement to Shares or cash (other than an Option, SAR, Restricted Stock or Restricted Stock Unit) granted under the Plan that may or may not be subject to restrictions upon issuance, as established by the Administrator.

(z)            “Parent” means a “parent corporation,” whether now or hereafter existing, of the Company, as defined in Section 424(e) of the Code.

(aa)          “Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act).

(bb)         “Plan” means this RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan, as may be amended, modified or restated from time to time.

(cc)          “Prior Plan” means the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan.

(dd)         “Post-Termination Exercise Period” means, with respect to an Option or SAR, the period commencing on the Termination Date and ending on the date specified in the Award Agreement during which the vested portion of the Option or SAR may be exercised.

(ee)          “Related Entity” means any (i) Parent or Subsidiary and (ii) other entity controlling, controlled by or under common control with the Company (including, for clarity, RMCO, LLC).

(ff)           “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to specified restrictions on transfer, forfeiture provisions and other specified terms and conditions.

(gg)         “Restricted Stock Unit” means a right granted under the Plan entitling the Grantee to receive the value of one Share in cash, Shares or a combination thereof.

(hh)         “SAR” means a stock appreciation right granted under the Plan entitling the Grantee to Shares or cash or a combination thereof, as measured by appreciation in the value of a Share.

(ii)            “Section 409A” means Section 409A of the Code.

(jj)            “Securities Act” means the Securities Act of 1933.

(kk)         “Share” means a share of the common stock of the Company.

(ll)           “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, or any other entity (including partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity thereof; provided, however, that for purposes of determining whether any individual may be a Grantee for purposes of any grant of an Incentive Stock Option, “Subsidiary” shall have the meaning ascribed to such term in Section 424(f) of the Code.

(mm)       “Termination Date” means the date of termination of a Grantee’s Continuous Service, subject to Section 7(c)(ii).

3.             Stock Subject to the Plan.

(a)            Subject to Section 10, the maximum number of Shares that may be issued pursuant to all Awards is 2,811,051 Shares, plus any Shares underlying awards granted under the Prior Plan that are forfeited, canceled or expire without the issuance of Shares or that otherwise would have become available for issuance under this Plan had the Prior Plan award been granted under this Plan, as described in Section 3(b). Subject to the provisions of Section 10, below, the maximum number of Shares available for issuance pursuant to Incentive Stock Options shall be 2,811,051 Shares. The Shares to be issued pursuant to the Awards may be authorized, but unissued, or reacquired Shares. As of the date stockholders initially approve the Plan, the Company shall cease granting awards under the Prior Plan; however, awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan.

(b)           Any Shares covered by an Award (or portion of an Award) that (i) is forfeited, is canceled or expires (whether voluntarily or involuntarily) without the issuance of Shares or (ii) is granted in settlement or assumption of, or in substitution for, an outstanding award pursuant to Section 6(e), shall be deemed not to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, such Shares shall become available for future issuance under the Plan. To the extent not prohibited by Applicable Laws, except with respect to Options and SARs, any Shares that are surrendered or withheld in satisfaction of tax withholding obligations with respect to such Award shall not be deemed to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan, unless otherwise determined by the Administrator. For clarity, any Shares that are surrendered or withheld (i) in payment of the exercise price of an Option or SAR (including pursuant to the “net exercise” of an Option pursuant to Section 7(b)(vii)) or (ii) in satisfaction of tax withholding obligations with respect to an Option or SAR shall be deemed to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan, and SARs payable in Shares shall reduce the maximum aggregate number of Shares which may be issued under the Plan by the gross number of Shares subject to the SAR (or the portion thereof that is exercised). Additionally, each award granted under the Prior Plan that is outstanding as of the date the Plan is approved by the Company’s stockholders will be treated as an “Award” for purposes of this Section 3, such that Shares covered by such award (or portion of such award) will be added to the Plan’s authorized Share limit if the award (or a portion of such award) is forfeited, is canceled or expires (whether voluntarily or involuntarily) without the issuance of Shares or, except with respect to stock options and stock appreciation rights, if the Shares that are surrendered or withheld in satisfaction of tax withholding obligations with respect to such award would, pursuant to the preceding sentence, be deemed not to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan had such award been an Award.

4.             Administration of the Plan.

(a)            Plan Administrator. The Plan shall be administered by the Board or a Committee designated by the Board in accordance with Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. To the extent permitted by Applicable Law, the Board or Committee may also authorize one or more Officers to administer the Plan with respect to Awards to Employees or Consultants who are neither Directors nor Officers (and to grant such Awards) and may limit such authority as the Board or Committee, as applicable, determines from time to time.

(b)           Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)              to select the Employees, Directors and Consultants to whom Awards may be granted;

(ii)             to determine whether, when and to what extent Awards are granted;

(iii)            to determine the number of Shares or the amount of cash or other consideration to be covered by each Award;

(iv)            to approve forms of Award Agreements;

(v)             to determine the terms and conditions of any Award, including the vesting schedule, forfeiture provisions, payment contingencies, purchase price and any performance criteria, and whether to waive or accelerate any such terms and conditions;

(vi)            to grant Awards to Employees, Directors and Consultants residing outside the U.S. or to otherwise adopt or administer such procedures or sub-plans on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purposes of the Plan or comply with Applicable Laws;

(vii)           to amend the terms of any outstanding Award, subject to Section 13(c);

(viii)          to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Grantee or of the Administrator;

(ix)             to establish one or more programs under the Plan to permit selected Grantees to exchange an Award for one or more other types of Awards on such terms and conditions as determined by the Administrator;

(x)             to establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees;

(xi)             to construe and interpret the terms of the Plan and Awards, including any Award Agreement;

(xii)           to approve corrections in the documentation or administration of any Award; and

(xiii)          to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision or interpretation made, or action taken, by the Administrator in connection with the administration of the Plan shall be final, conclusive and binding on all Grantees.

(c)            Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees, members of the Board and any Officers or Employees to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by Applicable Laws on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such individual is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such individual shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

(d)           No Repricing of Options or SARs. Except as otherwise provided in Sections 10 and 11 hereof, the Administrator shall not (a) reduce the per Share exercise price of an Option or base amount of a SAR previously awarded to any Grantee, (b) cancel, surrender, replace or otherwise exchange any outstanding Option or SAR when the Fair Market Value of a Share underlying such Option or SAR is less than its per Share exercise price or base amount for a new Stock Option or SAR, another Award, cash, Shares or other securities or (c) take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, without the requisite prior affirmative approval of the stockholders of the Company.

5.             Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or Subsidiary. Notwithstanding the foregoing, any Option or SAR intended to qualify as an exempt “stock right” under Section 409A may only be granted with respect to “service recipient stock” (as defined in Section 409A).

6.             Terms and Conditions of Awards.

(a)            Types of Awards. The Administrator may award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR or a similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events or the satisfaction of performance criteria or other conditions. Such awards may include Options, SARs, Restricted Stock, Restricted Stock Units, Other Awards or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two or more of them in any combination.

(b)           Dividends and Dividend Equivalent Rights. Dividends may be granted in connection with Restricted Stock, and Dividend Equivalent Rights may be granted in connection with Awards other than Options, SARs and Restricted Stock; provided, that dividends and Dividend Equivalents will only be paid with respect to such Awards only if and to the extent the Award (or portion of the Award to which the Dividend or Dividend Equivalent relates) vests.

(c)            Conditions of Award. Vesting, payment, settlement and other entitlements with respect to an Award may be conditioned upon such items or events as the Administrator may determine, including the passage of time, Continuous Service, the occurrence of one or more events or the satisfaction of one or more performance goals selected by the Administrator, either individually, alternatively or in any combination, applied to the Company, one or more Related Entities and/or a business unit, group, division of the Company or one or more Related Entities, and measured over an annual or other period, on an absolute or relative basis, as specified by the Administrator. Such performance goals may include (by way of example and not as an exhaustive list): net earnings or net income (before or after taxes); agent count; franchise sales; earnings per share; revenues or sales (including net sales or revenue growth); net operating profit; return measures (including return on assets, net assets, capital, invested capital, equity, sales, or revenue); cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including growth measures and total stockholder return); expense targets; margins; operating efficiency; market share; working capital targets and change in working capital; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); or net operating income or any other performance criteria established by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. Performance goals generally will be measured in accordance with generally accepted accounting principles, but excluding, unless otherwise specified by the Administrator, the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or non-recurring events occurring after the establishment of the performance criteria.

(d)           Designation of Options. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that Incentive Stock Options may only be granted to individuals who are employed by the Company. Notwithstanding any designation as an Incentive Stock Option, to the extent the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Grantee during any calendar year (under this Plan or any other stock plan maintained by the Company or any of its affiliates) exceeds $100,000, such excess Options shall be treated as Non-Qualified Stock Options. If the Code is amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(e)            Acquisitions and Other Transactions. The Administrator may issue Awards in settlement or assumption of, or in substitution for, outstanding awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction. Any Shares issuable pursuant to such Awards shall not be counted against the Share limit set forth in Section 3(a). Additionally, available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect such acquisition) may be used for Awards under the Plan and shall not be counted against the Share limit set forth in Section 3(a), except as required by the rules of any applicable stock exchange.

(f)            Term of Award. The term of each Award, if any, shall be the term stated in the Award Agreement; provided, however, that the term of an Award shall be no more than 10 years from the grant date. In the case of an Incentive Stock Option granted to a Grantee who, on the grant date, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, the term of the Incentive Stock Option shall be no more than five years from the grant date. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(g)           Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Awards other than Incentive Stock Options shall be transferable (i) by will or by the laws of descent and distribution, (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made in accordance with Applicable Laws to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee and (iii) as otherwise expressly permitted by the Administrator and in accordance with Applicable Laws.

(h)           Grant Date of Awards. The grant date of an Award shall, for all purposes, be the date on which the Administrator makes the determination to grant such Award, or such later date as determined by the Administrator.

(i)             Deferral of Award Payment. The Company may establish one or more programs to permit selected Grantees the opportunity to elect to defer receipt of consideration to be received under an Award, other than an Award of Options or SARs. The Company may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Company deems advisable for the administration of any such deferral program.

(j)             Non-Employee Director Limit. Notwithstanding any other provision of the Plan to the contrary, during any fiscal year, the sum of (i) the aggregate grant date fair value of Shares granted and (ii) cash paid to any Director who is not an Employee and shall not exceed $750,000; provided, that (i) the limit set forth in this sentence shall be multiplied by two in the year in which a Director who is not an Employee commences service on the Board, and (ii) the limit set forth in this sentence shall not apply to awards made pursuant to an election by a Director to receive an Award in lieu of all or a portion of a cash retainer for service on the Board or any committee thereunder. This limit will not be increased except with stockholder approval.

7.             Exercise Price, Base Amount, Consideration and Taxes.

(a)            Exercise Price and Base Amount. The per Share exercise price of an Option and the base amount of a SAR shall be such price as determined by the Administrator in accordance with Applicable Laws; provided, that, other than an Option or SAR issued pursuant to Section 6(e) or adjusted pursuant to Section 10, the per Share exercise price of an Option and the base amount of a SAR shall not be less than the Fair Market Value on the grant date and, in the case of an Incentive Stock Option granted to an Employee who, on the grant date, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall not be less than 110% of the Fair Market Value on the grant date. Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(e), the exercise price, base amount or purchase price shall be determined in the manner described in the definitive transaction agreement to which the Company is party (or if there is no such agreement, in the manner determined by the Administrator).

(b)           Consideration. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan, and subject to Applicable Laws, the following:

(i)              cash;

(ii)             check;

(iii)            wire transfer;

(iv)           delivery of the Grantee’s promissory note with such recourse, interest, security and redemptions provisions as the Administrator deems appropriate;

(v)            surrender of Shares, or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require, that have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise or purchase price of the Award;

(vi)            with respect to Options, if the exercise occurs when the Shares are listed on one or more established stock exchanges or national market systems, payment through a broker-assisted cashless exercise program;

(vii)           with respect to Options, payment through a “net exercise” procedure established by the Company such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value on the exercise date less the exercise price per Share, and the denominator of which is such Fair Market Value (with the number of net Shares to be received rounded down to the nearest whole number of Shares); or

(viii)          any combination of the foregoing methods of payment.

The Administrator may grant Awards that do not permit all of the foregoing forms of consideration to be used in payment for the Shares or that otherwise restrict one or more forms of consideration.

(c)            Taxes.

(i)              A Grantee shall, no later than the date as of which taxes are required by Applicable Laws to be withheld with respect to an Award, pay to the Company or a Related Entity, or make arrangements satisfactory to the Administrator regarding payment of, such withholding taxes. The obligations of the Company under the Plan shall be conditional on the making of such payment or arrangements, and the Company shall, to the extent permitted by Applicable Laws, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee. The Administrator may require or may permit a Grantee to elect that the withholding requirement be satisfied in whole or in part, by having the Company withhold or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding with respect to an Award or such greater amount that is permitted by Applicable Law, provided such greater amount does not exceed the maximum statutory rates in the applicable jurisdictions or cause adverse accounting consequences for the Company. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by Applicable Laws, to satisfy its withholding obligation with respect to an Award.

(ii)             The Plan and Awards (and payments and benefits thereunder) are intended to be exempt from, or to comply with, Section 409A, and, accordingly, to the maximum extent permitted, the Plan, Award Agreements and other agreements or arrangements relating to Awards shall be interpreted accordingly. Notwithstanding anything to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, (A) a Grantee shall not be considered to have terminated Continuous Service and no payment or benefit shall be due to the Grantee under the Plan or an Award until the Grantee would be considered to have incurred a “separation from service” from the Company and the Related Entities within the meaning of Section 409A and (B) if the Grantee is a “specified employee” (as defined in Section 409A), amounts that would otherwise be payable and benefits that would otherwise be provided under the Plan or an Award during the six-month period immediately following the Grantee’s separation from service shall instead be paid or provided on the first business day after the date that is six months following the Grantee’s separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under the Plan or an Award shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits provided under the Plan or an Award will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment or benefit. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A, and the Company, the Related Entities and their respective employees, officers, directors, agents and representatives (including legal counsel) will not have any liability to any Grantee with respect to any taxes, penalties, interest or other costs or expenses the Grantee or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.

8.             Exercise of Options and SARs.

(a)            Procedure for Exercise.

(i)              An Option or SAR shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)             An Option or SAR shall be deemed exercised when written notice of such exercise has been given to the Company (or a broker pursuant to Section 7(b)(vi)) in accordance with the terms of the Award by the Grantee and, if applicable, full payment for the Shares with respect to which the Option or SAR is exercised has been made (together with applicable tax withholding).

(b)           Exercise Following Termination of Continuous Service. If a Grantee’s Continuous Service terminates, all or any portion of the Grantee’s Options or SARs that were vested at the Termination Date (including any portion thereof that vested as a result of such termination) may be exercised during the applicable Post-Termination Exercise Period. Except as otherwise determined by the Administrator or as set forth in the Grantee’s Award Agreement, if the Grantee’s Options or SARs are unvested on the Termination Date (and do not vest as a result of such termination), or if the vested portion of the Grantee’s Options or SARs is not exercised within the applicable Post-Termination Exercise Period, the Options and SARs shall terminate.

(i)              Termination for Cause. Except as otherwise determined by the Administrator or set forth in the Grantee’s Award Agreement, upon the termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise an Option or SAR (whether vested or unvested) shall terminate concurrently with the termination of the Grantee’s Continuous Service.

(ii)             Change in Status. If a Grantee’s status changes from Employee to Consultant or non-Employee Director, the Employee’s Incentive Stock Option shall automatically become a Non-Qualified Stock Option on the day that is three months and one day following such change of status.

(iii)            Termination Due to Disability. If a Grantee’s Continuous Service terminates as a result of Disability, if such Disability is not a “permanent and total disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option, such Incentive Stock Option shall automatically become a Non-Qualified Stock Option on the day that is three months and one day following such termination.

(c)            Extension If Exercise Prevented by Applicable Laws. Notwithstanding the foregoing, if the exercise of an Option or SAR during the applicable Post-Termination Exercise Period is prevented by the provisions of Section 9, the Option or SAR shall remain exercisable until the 30th day (or such later date as determined by the Administrator) after the date the Grantee is notified by the Company that the Option or SAR is exercisable, but in no event later than the expiration date of the term of such Option or SAR specified in the Award Agreement and only in a manner and to the extent permitted under Section 409A.

9.             Conditions upon Issuance of Shares.

(a)            If the Administrator determines that the delivery of Shares with respect to an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares with respect to an Award shall be suspended until the Administrator determines that such delivery is lawful. An Incentive Stock Option may not be exercised until the Plan has been approved by the stockholders of the Company. The Company shall have no obligation to effect any registration or qualification of the Shares under Applicable Laws. A Grantee’s right to exercise an Award may be suspended for a limited period of time if the Administrator determines that such suspension is administratively necessary or desirable. In no event shall the Company issue fractional Shares.

10.           Adjustments upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, Applicable Laws and Section 11, (i) the number and kind of Shares or other securities or property covered by each outstanding Award, (ii) the number and kind of Shares that have been authorized for issuance under the Plan, (iii) the exercise price, base amount or purchase price of each outstanding Award and (iv) any other terms that the Administrator determines require adjustment, shall be proportionately adjusted for: (A) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or similar transaction affecting the Shares; (B) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; or (C) any other transaction with respect to the Shares, including any distribution of cash, securities or other property to stockholders (other than a normal cash dividend), a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), a “corporate transaction” as defined in Section 424 of the Code or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Any such adjustments to outstanding Awards shall be effected in a manner that is intended to preclude the enlargement or diminution of rights and benefits under such Awards. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.           Change in Control. Subject to Section 10 and except as otherwise provided in an Award Agreement, employment or similar agreement or in the definitive Change in Control transaction agreement, in the event of a Change in Control, the Awards shall be treated as follows:

(a)            Awards Continued or Assumed or Substituted by Surviving Entity.

(i)              If the Company is the surviving entity (in which case the Awards will continue) or if the Company is not the surviving entity, but the surviving entity (or a parent entity thereof) assumes an Award or substitutes for an Award another award relating to the stock of such surviving entity (or parent thereof), such awards (the “Continued, Assumed or Substituted Awards”) shall remain governed by their respective terms; provided, that (A) if, as of the Change in Control, the Awards are subject to vesting conditions relating to items or events other than Continuous Service (e.g., performance-based vesting conditions), such vesting conditions shall be deemed to have been satisfied at the “target” (or term of similar import) performance level (or, if the applicable performance period has been completed as of the date of the Change in Control, at the performance level achieved based on actual performance) and the Continued, Assumed or Substituted Awards shall remain subject to any vesting conditions based on Continuous Service, without proration, and (B) if on, or within 24 months following, the date of the Change in Control, the Grantee’s Continuous Service is terminated by the Company or a Related Entity without Cause, the Continued, Assumed or Substituted Awards held by the Grantee that were not then vested (and, with respect to Options and SARs, exercisable) shall immediately become fully vested and, if applicable, exercisable.

(ii)             If the Company is not the surviving entity and the surviving entity (or a parent entity thereof) does not assume or substitute Awards, the holders of such Awards shall be entitled to the benefits set forth in Section 11(a)(i) as of the date of the Change in Control, to the same extent as if the holder’s Continuous Service had been terminated by the Company without Cause as of the date of the Change in Control; provided, that, to the extent any Award constitutes deferred compensation for purposes of Section 409A, if the settlement or other payment event resulting from the vesting of such Award pursuant to this Section 11(a)(ii) would not be permitted by Section 409A, such Award shall vest pursuant to this Section 11(a)(ii), but the settlement or other payment event with respect to such Award shall not be accelerated and shall instead occur when it would have occurred had the Award been Continued, Assumed or Substituted pursuant to Section 11(a)(i) (or on such earlier date as is permitted under Section 409A). The Administrator may provide that each Award that is vested (or vests) as of the Change in Control shall be canceled in exchange for a payment in an amount equal to (A) the Fair Market Value per Share subject to the Award immediately prior to the Change in Control over the exercise or base price (if any) per Share subject to the Award multiplied by (B) the number of Shares granted under the Award. For avoidance of doubt, if the Fair Market Value per Share subject to an Option or SAR immediately prior to the Change in Control is less than the exercise or base price per Share of such Award, such Awards shall be cancelled for no consideration.

(b)           For the purposes of this Section 11, an Award shall be considered assumed or substituted for if immediately following the Change in Control the award is of substantially equal value, with the determination of such substantial equality of value being made by the Administrator before the Change in Control.

12.           Effective Date and Term of Plan. The Plan shall become effective upon the earlier of its adoption by the Board or its approval by the stockholders of the Company. The Plan shall continue in effect for a term of 10 years, unless sooner terminated pursuant to Section 13(a). For clarity, no Awards may be granted after the Plan has terminated; however, Awards granted prior to the Plan’s termination will remain subject to the terms of the Plan and the applicable Award Agreement.

13.           Amendment, Suspension or Termination of the Plan or Awards.

(a)            The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws.

(b)           No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c)            No amendment, suspension or termination of the Plan or any Award shall materially adversely affect the Grantee’s rights under an Award without the Grantee’s written consent; provided, however, that an amendment or modification that (i) may cause an Incentive Stock Option to become a Non-Qualified Stock Option or (ii) the Administrator considers, in its sole discretion, necessary or advisable to comply with, take into account or otherwise respond to Applicable Laws, shall not be treated as materially adversely affecting the Grantee’s right under an outstanding Award.

14.           Clawback, Repayment or Recapture Policy. Notwithstanding anything to the contrary, to the extent allowed under Applicable Laws, all Awards, and any related payments made under the Plan, shall be subject to the requirements of any applicable clawback, repayment or recapture policy implemented by the Company, to the extent set forth in such policy and/or in an Award Agreement or other agreement with the Grantee.

15.           Limitation of Liability. The Company is under no duty to ensure that Shares may legally be delivered under the Plan, and shall have no liability in the event such delivery of Shares may not be made.

16.           No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with the Grantee’s right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice.

17.           No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a compensation or benefit plan, program or arrangement of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of such plans, programs or arrangements. The Plan is not a “pension plan” or “welfare plan” under the Employee Retirement Income Security Act of 1974.

18.           Unfunded Obligation. A Grantee shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan or an Award shall be unfunded and unsecured obligations for all purposes, including Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, to create any trusts, or to establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, that the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. A Grantee shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19.           Construction. The following rules of construction shall apply to the Plan and Award Agreements. Captions and titles are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan or Award Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the word “or” is not intended to be exclusive, unless the context clearly requires otherwise. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The words “writing” and “written” and comparable words refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any federal, state or other statute or law shall be deemed also to refer to such statute or law as amended, and to all rules and regulations promulgated thereunder. References to “stockholders” shall be deemed to refer to “shareholders” to the extent required by Applicable Laws. References to the Company or any Related Entity shall include such entity’s successors.

20.           Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable.

21.           Governing Law. Except as otherwise provided in an Award Agreement, the Plan, the Award Agreements and any other agreements or arrangements relating to Awards shall be interpreted and construed in accordance with the laws of Delaware, without regard to the conflicts of laws rules of such state, to the extent not preempted by federal law. If any provision of the Plan, the Award Agreements or any other agreements or arrangements relating to Awards is determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by Applicable Laws and the other provisions shall nevertheless remain effective and shall remain enforceable.